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                        EXCLUSIVE DISTRIBUTION AGREEMENT
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This Exclusive Distribution Agreement ("Agreement"), effective as of the 17th day of October, 2003 (the "Effective Date"), is entered into by and between M.POS Limited, having offices at 706 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong ("MPOS"), and Maximum Dynamics, Inc., having offices at 2 N. Cascade Ave., Suite 1100, Colorado Springs, Colorado 80903, U.S.A. ("Distributor").

                                   BACKGROUND

         MPOS is in the business of developing, selling and licensing Electronic Funds Transfer at Point of Sale (EFTPOS) terminals and related wireless communications software (hereafter referred to as "Products"). Distributor desires to market and distribute such Products in Africa and first rights of refusal for the same distribution rights in the United States and Mexico, and MPOS agrees to authorize Distributor to so market and distribute such Products, pursuant to the terms and conditions set forth below.

                                    AGREEMENT

         Now, therefore, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

1. DEFINITIONS

      1.1 "Products" shall mean those products listed in Exhibit A attached hereto, as such products may be added to or abandoned by MPOS at MPOS's sole discretion from time to time during the term of this Agreement.

      1.2 "Product Unit" shall mean one unit of a particular product of MPOS. For example, one MPOS point of sale unit shall constitute one Product Unit.

      1.3 "MPOS Marks" shall mean those trademarks, tradenames and servicemarks listed in Exhibit B attached hereto, as such trademarks, tradenames and servicemarks may be added to or removed by MPOS at MPOS's sole discretion from time to time during the term of this Agreement.


      1.4 Sale and Purchase of Products. All references in this Agreement to the "sale" or "selling" of Products shall mean a license to use such Products and sale of the tangible media on which the Products are distributed. All references in this Agreement to the "purchase" of Products shall mean a license to use such Products and the purchase of the tangible media on which the Products are distributed.


      1.5 "Territory" shall mean Africa and those islands surrounding Africa that are considered part of the African Continent,


      1.6 "Year 1" shall mean the period commencing on the Effective Date and ending on December 31, 2004.

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      1.7   "Year 2" shall mean the period commencing on January 1, 2005 and ending on December 31, 2005.

      1.8 "Year 3" shall mean the period commencing on January 1, 2006 and ending on December 31, 2006.


2. APPOINTMENT


      2.1 Appointment of Distributor. Conditioned upon Distributor's continued satisfaction of the terms and conditions of this Agreement, MPOS hereby appoints Distributor, and Distributor hereby accepts appointment, as MPOS's exclusive Distributor for the licensing and distribution of Products to customers in the Territory only for use in the Territory. This exclusive agreement is subject to the conditional precedent that the Distributor will meet the minimum initial order commitment in Exihibit E. Distributor shall not reproduce or sell the Products, and Distributor shall not license or distribute the Products except as expressly set forth in this Agreement. Distributor agrees that it shall not offer for sale, sell, license or otherwise distribute similar products acquired by it from any entity other than directly from MPOS without the prior written approval of MPOS.


      2.2 Distribution outside the Territory. Distributor shall limit its sales activities with respect to the Products to customers located in the Territory.

      2.3 Appointment of Subdistributors. Distributor may appoint subdistributors to act on the Distributor's behalf only on prior written approval of MPOS; provided, however, that any compensation to such subdistributors shall be solely the Distributor's responsibility. Any agreement with such agent or subdistributor with respect to Products shall be coterminous with this Agreement.

      2.4 Independent Contractor Status. The relationship of MPOS and Distributor established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other. Distributor shall not be considered an agent or legal representative of MPOS for any purpose, and neither Distributor nor any director, officer, agent, or employee of Distributor shall be, or is considered, an agent or employee of MPOS. Distributor is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of MPOS. All sales and other agreements between Distributor and its customers are Distributor's sole responsibility and will have no effect on MPOS's obligations under this Agreement.

      2.5 Operations and Expenses. The detailed operations of Distributor under this Agreement are subject to the sole control and management of Distributor. Distributor shall be responsible for all of its own expenses and employees. Distributor shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. Distributor agrees that it shall incur no expense chargeable to MPOS, except as may be specifically authorized in advance in writing in each case by MPOS.


      2.6 No Other Rights. Except as expressly provided in this Agreement, no right, title or interest is granted by MPOS to Distributor. No right, title or interest is granted by MPOS to Distributor relating to products other than the Products as set forth in this Agreement. Notwithstanding Section 2.1 above, MPOS reserves the right to sell and distribute the Products directly to the customers that are set forth in Exhibit C attached hereto ("House Accounts"), or to customers who purchase products indented to be used in the Territory

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            through a central purchasing office not located within the
            Territory. Where customers purchase products intended for use in the Territory through sources other than the Distributor, then Distributor shall be entitled to remuneration as determined by MPOS.

     2.7 No Conflicts. Distributor represents and warrants that, as of the Effective Date, it is not involved, directly or indirectly, in any activities involving products which compete or have the potential to compete with the Products, including but not limited to the distribution of competing product lines ("Competing Activities"). Distributor agrees that it shall not enter into any Competing Activities in the Territory during the term of this Agreement. If Distributor becomes involved in any Competing Activities, Distributor shall promptly inform MPOS of such involvement, and MPOS shall have, in addition to all other remedies to which it may be entitled, the right to terminate this Agreement without liability at any time thereafter pursuant to Section 14.2.

     2.8 During the first 90 days after the signing of this agreement, the Distributor is entitled to first rights of refusal for exclusive distribution of MPOS products in the United States and Mexico.


3.   LICENSE OF MPOS MARKS

     3.1 License. Subject to the terms and conditions of this Agreement, MPOS grants to Distributor a non-transferable, revocable license, without right of sublicense, to use the MPOS Marks in the Territory solely in connection with the sale, distribution and advertisement of the Products. Distributor shall not use the MPOS Marks except as expressly permitted herein.

     3.2 Restrictions. All representations of the MPOS Marks that Distributor intends to use shall first be submitted to MPOS for approval of design, color and other details or shall be exact copies of those provided by MPOS. Distributor shall fully comply with all guidelines, if any, communicated by MPOS concerning the use of the MPOS Marks. Distributor shall not alter or remove any trademarks, servicemarks, tradenames or other marks affixed to the Products by MPOS, nor affix the MPOS Marks to any Product. Except as set forth in this Article 3, nothing contained in this Agreement shall grant or shall be deemed to grant to Distributor any right, title or interest in or to the MPOS Marks. All uses of the MPOS Marks shall inure solely to the benefit of MPOS, and Distributor shall obtain no rights with respect to any of the MPOS Marks, other than the right to distribute Products as set forth herein, and Distributor hereby irrevocably assigns to MPOS all right, title and interest held by Distributor, if any, in or to any of the MPOS Marks. At no time during or after the term of this Agreement shall Distributor challenge or assist others in challenging the MPOS Marks (except to the extent expressly entitled by applicable law) or the registration thereof or attempt to register any trademarks, servicemarks, marks or trade names confusingly similar to the MPOS Marks. Upon any termination or expiration of this Agreement, or the election of MPOS pursuant to Section 4.2 below, Distributor shall immediately cease to use any and all of the MPOS Marks, and any listing by Distributor of any MPOS Mark in any telephone book, directory, public record or elsewhere shall be removed by Distributor as soon as possible, but in any event not later than the subsequent issue of such publication.

     3.3 Infringement. Distributor shall promptly notify MPOS of any actual or suspected infringements, imitations, or unauthorized use of the MPOS Marks by third parties of which Distributor becomes aware. MPOS shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations or unauthorized use, and Distributor shall cooperate with MPOS, as MPOS may reasonably

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            request, in connection with any such action brought by MPOS. MPOS shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by MPOS. Distributor shall be entitled to any damages, settlement and/or compensation paid in connection with any such action brought by MPOS provided that such infringements, imitations or unauthorized use of the MPOS Marks by third parties resulted in material damages to Distributor as well.

     3.4 Registered User Agreements. MPOS and Distributor shall enter into registered user agreements with respect to the MPOS Marks pursuant to applicable trademark law requirements in the Territory, if any. Distributor or MPOS, at MPOS's sole discretion, shall be responsible for proper filing of registered user agreements and all such other required registrations relating to the legal protection of the MPOS Marks with governmental authorities in the Territory and shall pay all costs or fees associated with such filing(s).


4.   OBLIGATIONS OF DISTRIBUTOR

     4.1 Diligence. Distributor shall use its best efforts to promote the marketing and distribution of the Products.


     4.2 The Distributor agrees to cause MPOS or it's designees (including but not limited to Smart Advance Holdings Limited) to receive a grand total of 500,000 shares of the common stock of Maximum Dynamics, Inc.. The shares shall be S.E.C. 144 Rule restricted shares of Maximum Dynamics, Inc. stock (OTCBB:MXDY), within 30 days of the signing of this agreement. This stock shall be considered as part of the consideration of payment for the rights granted by MPOS in this agreement in Year 1. Once these shares are received by MPOS, these shares are not required to be refunded by MPOS to Distributor. MPOS shall receive 500,000 additional shares of MXDY as balance of the said consideration in this agreement in Year 1, on or before the end of Year 1.

     4.3 Upon execution of this agreement Distributor agrees to initiate software design and product certification process for the MPOS2002 Terminal for South Africa banking and begin sales efforts. Distributor will make best efforts to obtain this certificate within 90 days, however, MPOS understands that there may be uncertainties and third parties involved in the South African banking system that may prolong this process. In any case, Distributor agrees to pursue the certification in the fastest possible manner.


     4.4 Minimum Requirements. In the event Distributor fails to meet the minimum requirements set forth in Exhibit E attached hereto, then, notwithstanding anything in this Agreement to the contrary, and at MPOS's election and not obligation, (i) MPOS shall be free to appoint other distributors for its Products in the Territory, (ii) Distributor shall not have any exclusive sale, marketing or distribution rights to the Products, and (iii) the license grant of
            Article 3 to the MPOS Marks shall terminate.


     4.5 Minimum Requirements. Distributor hereby guarantees that the aggregate amount of "Product Units" sold by Distributor under this Agreement during each of Year 1, Year 2 and Year 3 shall equal or exceed the amounts as set forth in Exhibit E (the "Guaranteed Minimums"). The Guaranteed Minimums shall be waived in any of the Years should any of the following occur: (i) MPOS incurs production or quality problems that cause delay; (ii) events that may be classified in Section 16.6 below. At the discretion of MPOS, the Guaranteed Minimum requirement in any year may be waived at any time


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     4.6   Costs and Expenses. Except as expressly set forth herein,
           Distributor shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Products and for performing its obligations hereunder.

     4.7 Promotional Materials. Distributor shall maintain an adequate inventory of MPOS's current sales materials and samples ("Sales Materials") and shall use such Sales Materials in an efficient and effective manner to promote the sale of the Products in the Territory.

     4.8   Reports.

           4.8.1 Annual Financial Reports. Distributor shall provide to MPOS annual financial reports, which reports shall (i) be provided to MPOS no later than three (3) months after the close of Distributor's applicable fiscal year, and (ii) be treated as Confidential Information pursuant to the terms of Article 11 below.

           4.8.2 General Market Information. Distributor shall provide to MPOS information regarding general market conditions and competitors on a regular basis, or as reasonable requested by MPOS.

           4.8.3 Sales Activities. Within forty five (45) days after the end of each calendar quarter, Distributor shall send to MPOS a sales activities report including the names of customers, quantities of Products purchased, dollar amounts invoiced to and received from such customers, and customer backlog and inventory status of Products, and further shall maintain records of the same.

     4.9 Relations with Customers. Distributor shall process and ship each customer order in a timely fashion. Distributor shall provide to customers any and all instructions, precautions, and other warnings provided by MPOS to Distributor; and MPOS shall provide to Distributor any such instructions, precautions, and other warnings as MPOS in its sole discretion deems necessary or desirable.

     4.10 Product Representations. Distributor shall not to make any representations with respect to the Products other than those expressly authorized in writing in MPOS's written data sheets.

     4.11 Indemnification of MPOS. Distributor agrees to indemnify and hold MPOS harmless from and against any and all losses, damages or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense that they, or any of them, may sustain or incur as a result of any acts or omissions of Distributor including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by MPOS herein or otherwise in writing, or (iv) violation by Distributor of any applicable law, regulation, or order in the Territory.

     4.12 Indemnification of Distributor. MPOS agrees to indemnify and hold Distributor harmless from and against any and all losses, damages or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense that they, or any of them, may sustain or incur as a result of any acts or omissions of MPOS or including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) misrepresentations or fraudulent acts, or (iv) violation by MPOS of any applicable law, regulation, or order in any jurisdiction that has a material effect on the Distributor.

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5.   PRODUCTS

     5.1 Product Prices. The prices to be paid by Distributor to MPOS for Products hereunder shall be Prices for the Products set forth in Exhibit D attached hereto ("Prices"). "Prices" as used herein shall mean the prices set forth in MPOS's then-current customer price schedules or bulletins. Prices shall be F.O.B. Hong Kong. All prices are expressed and shall be payable in U.S. dollars.

     5.2 Price Changes. Prices are subject to change by MPOS in its sole discretion upon advance written notice of at least sixty (60) days. Price changes shall be effective immediately after such sixty (60) days notice period and applicable to all purchase orders whether or not accepted prior to the effective date of the Price change.

     5.3 Product Changes. MPOS reserves the right from time to time in its sole discretion, without incurring any liability to Distributor with respect to any previously placed Purchase Order (as defined in Section 6.1 below), to discontinue or to limit its production of any Product; to allocate, terminate or limit deliveries of any Product in time of shortage; to alter the design or construction of any Product; to add new and additional products to the Products; and upon reasonable notice to Distributor, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.


6.   PURCHASER ORDERS

     6.1 Purchase Orders. All orders for Products submitted by Distributor shall be initiated by written purchase order in form acceptable to MPOS (each a "Purchase Order"); provided, however, that an order may initially be placed orally or by fax if a confirmational Purchase Order is received by MPOS within five (5) days of said oral or fax order. All Purchase Orders for Products are subject to acceptance by MPOS in writing, and MPOS shall have no liability to Distributor with respect to Purchase Orders that are not accepted. No partial acceptance of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such entire Purchase Order.

     6.2 Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement. Nothing contained in any Purchase Order shall in any way modify or delete the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.


     6.3 Order Changes. Purchase Orders may be canceled only with MPOS' prior written approval. Changes to Purchase Orders must be received by MPOS 60 days before the Purchase Order is scheduled to be shipped.


7.   PAYMENT; TAXES

     7.1 Payment Terms. Payment of any and all amounts due under this Agreement shall be in U.S. Dollars.


     7.2 Offsets. Any credits, allowances, or other amounts payable to or creditable by Distributor shall be subject to offset for any claims or other amounts owed by Distributor to MPOS pursuant to the provisions of this Agreement.

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     7.3   Taxes.

           7.3.1 Taxes. Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the Products, including without limitation excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs or duties. Each party shall be responsible for its respective tax liabilities and payments to the appropriate taxing authority.

8.   DELIVERY; REJECTION

     8.1 Shipment and Delivery. Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in MPOS's standard shipping cartons, marked for shipment to the destination specified in Distributor's Purchase Order, and delivered to the carrier agent F.O.B. Hong Kong, at which time risk of loss shall pass to Distributor. Unless otherwise specified in writing by Distributor in Distributor's purchase order, MPOS shall select the carrier. All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by Distributor and provided by MPOS, shall be paid by Distributor. All shipment and freight charges shall be deemed correct unless MPOS receives from Distributor, no later than fifteen (15) days after the date of shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment in number or type of Products shipped, or freight or other charges, as the case may be. MPOS may cease any and all shipments of Products until Distributor is in full performance of its obligations under Article 7.

     8.2 Title. MPOS shall retain all right, title and interest in and to Products delivered to Distributor until MPOS has received all applicable payments therefor.

     8.3 Inspection; Rejection. Distributor shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that Distributor shall (i) within the earlier of thirty
           (30) days after receipt of such alleged defective Product or ten
           (10) days after discovery of such alleged defect, notify MPOS of its rejection and request a Return Material Authorization ("RMA") number and (ii) within ten (10) days of receipt of the RMA number from MPOS return such rejected Product to MPOS at MPOS' expense. Products not rejected within the foregoing time periods shall be deemed accepted by Distributor. In the event that MPOS determines that the returned Product is defective and properly rejected by Distributor, MPOS shall return to Distributor, freight prepaid, all repaired or replaced Products properly rejected by Distributor.

     8.4 Returned Product. Distributor shall only return Products to MPOS with MPOS' prior written approval. Any Product returned to MPOS by Distributor as authorized under this Agreement shall be shipped at MPOS' expense to the address first set forth above or such other location as MPOS may instruct Distributor, and shall be packed in its original packing material. MPOS may refuse to accept any Product not packed and shipped as herein provided.

     8.5 If it is determined that Returned Material was rejected improperly as a result of Distributor error, then the Distributor shall bear the cost of shipping for any such material.

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9.   TECHNICAL SUPPORT

     9.1 Support by Distributor. Distributor shall be solely responsible for "First Level Support" for all Products distributed hereunder. First Level Support shall mean, (i) providing reasonable technical support to customers, including maintaining trained and competent technical support personnel for the Products who are sufficiently knowledgeable with respect to the Products to answer customer questions regarding the use and operation of Products, (ii) designating a technical liaison to coordinate Distributor's technical support provided to Customers, and (iii) responding promptly to requests for technical support from customers. MPOS shall be responsible for "Second Level Support", which shall mean providing technical support services with respect to the Products to address and resolve customers' support requests that the Distributor is unable to resolve.


10.  DISCLAIMER OF WARRANTY

       MPOS MAKES NO WARRANTIES OR CONDITIONS, EXPRESS STATUTORY, IMPLIED OR OTHERWISE, AND MPOS SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ALL OTHER IMPLIED WARRANTIES OR CONDITIONS ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM.

11.  CONFIDENTIALITY AND PROPRIETARY RIGHTS

     11.1 Confidentiality. Distributor acknowledges that by reason of its relationship to MPOS hereunder it will have access to certain information and materials concerning MPOS's business, plans, customers, technology, and products that are confidential and of substantial value to MPOS, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by MPOS. Distributor shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by Distributor, MPOS shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by MPOS. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any Confidential Information of MPOS, and Distributor shall not reproduce, manufacture, have reproduced or have manufactured any software programs, devices, components or assemblies utilizing any of MPOS's confidential information.

     11.2 Proprietary Rights. Distributor agrees that MPOS retains all of its right, title and interest in and to all patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the Products or the product lines that include the Products, and the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease. Distributor shall not (and shall require that its customers do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by MPOS on or in any Product.


12.  INTELLECTUAL PROPERTY INDEMNIFICATION


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     12.1   Limited Indemnity. Distributor agrees that MPOS has the right to defend, or at its option to settle, and MPOS agrees, at its own expense, to defend or at its option to settle, any third party claim, suit or proceeding (collectively, "Action") brought against Distributor alleging the Products infringe any copyright or trademark in existence as of the Effective Date, subject to the limitations hereinafter set forth. MPOS shall have sole control of any such Action or settlement negotiations, and MPOS agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor on such issue in any such Action defended by MPOS. Distributor agrees that MPOS will be relieved of the foregoing obligations unless Distributor notifies MPOS in writing of such Action within ten (10) days after becoming aware of such action, gives MPOS authority to proceed as contemplated herein, and gives MPOS proper and full information and assistance to settle and/or defend any such Action. If it is adjudicatively determined, or if MPOS believes, that the Products, or any part thereof, infringe any copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then MPOS may, at its election, option, and expense: (i) procure for Distributor the right under such copyright or trademark to sell or use, as appropriate, the Products or such part thereof; (ii) replace the Products, or part thereof, with other noninfringing suitable products or parts; (iii) suitably modify the Products or part thereof; or (iv) remove the Products, or part thereof, terminate distribution or sale thereof and refund the payments paid by Distributor for such Products. MPOS shall not be liable for any costs or expenses incurred without its prior written authorization, or for any installation costs of any replaced Products.

     12.2 Limitations. Notwithstanding the provisions of Section 12.1 above, MPOS assumes no liability for infringement claims arising from (i) combination of the Products or portions thereof with other software not provided by MPOS if such infringement would not have occurred but for such combination, or (ii) the modification of the Products or portions thereof unless such modification was made or authorized by MPOS, when such infringement would not have occurred but for such modification.


     12.3   DISCLAIMER. MPOS'S Liability arising out of or relating to this article 12 shall not exceed the aggregate amounts paid by Distributor to MPOS for the allegedly infringing products that are the subject of the infringement claim. The foregoing provisions of this article 12 state the entire liability and obligation of MPOS and the exclusive remedy of distributor with respect to any alleged infringement of any intellectual property rights by the products or any part thereof.


13.  LIMITATION OF LIABILITY

     In no event shall MPOS' liability arising out of or relating to this agreement exceed the aggregate amounts payable by Distributor to MPOS hereunder, including but not limited to liability under article 12 above. In no event shall either party be liable for lost profits, cost of procurement of substitute goods, or any other special, reliance, incidental, or consequential damages, however caused and under any theory of liability whether based in contract, tort (including negligence), products liability, or otherwise except as set forth in this Agreement. The foregoing limitations shall apply regardless of whether such party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.


14.  TERM AND TERMINATION

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     14.1  Term. Unless earlier terminated pursuant to Section 14.2 below or by mutual written consent, this Agreement shall commence upon the Effective Date and continue in full force and effect for an initial term expiring on December 31, 2006 ("Expiration Date"). After the Expiration Date, this Agreement shall automatically renew for another year (each year a "RENEWAL TERM") unless otherwise terminated by either party.

     14.2 Termination. This Agreement may be terminated prior to the expiration of the initial term by prior written notice to the other party as follows:

            14.2.1 By either party upon written notice of termination if the other party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice stating the nature of the breach and the non-breaching party's intent to terminate; or

            14.2.2 By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated; or

            14.2.3 By MPOS, effective immediately, if there should occur any material change in the management, ownership, control, sales personnel, sales and marketing capability, or financial condition of Distributor that prevents Distributor from fulfilling its obligations hereunder; or

            14.2.4 By MPOS, effective immediately, if any law or regulation should become adopted or in effect in the Territory that would restrict MPOS's termination rights or otherwise invalidate any provisions hereof; or

            14.2.5 By MPOS, effective immediately, if Distributor should violate the terms of Section 2.7 above or Section 16.3 below; or

            14.2.6 By MPOS, effective immediately, in accordance with provisions of Sections 15.3; or

            14.2.7 By MPOS, effective immediately, if Distributor knowingly makes any false or untrue statements or representations to MPOS herein or in the performance of its obligations hereunder.

            14.2.8 Unless the distributor meets the annual minimum product purchase requirements (Exhibit E , Section E1-E4) as stated in Exhibit E, MPOS has the right to terminate the said exclusive distributor agreement subject to the provisions of Exhibit E.7..

     14.3 Termination of Exclusivity. Unless MPOS shall state otherwise, termination of this Agreement shall mean termination of the exclusivity of the distribution rights, and Distributor shall be entitled to continue sales of Product Units at the same terms and conditions with no Minimum Requirements for sales of Product Units.

     14.4 Rights of Parties Upon Termination or Expiration. The following provisions shall apply on the termination of all Distribution rights or expiration of this Agreement.

            14.4.1 Purchase Orders; No Waiver. If MPOS shall terminate all distribution rights of Distributor, then Distributor shall be obligated to accept deliveries of Products for which Purchase Orders were accepted by MPOS prior to the effective date of termination. After any notice of termination of all Distribution rights has been delivered by either party hereunder, deliveries of Product from MPOS to Distributor, unless otherwise agreed by MPOS in its sole discretion, shall require prepayment by wire transfer by Distributor to MPOS. The acceptance of any Purchase Order for the sale of any Product to Distributor after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

            14.4.2 Cessation of Sales Activities. If MPOS shall terminate all distribution rights of Distributor, then Distributor shall cease all sales and other activities on behalf of MPOS and shall return to MPOS and immediately cease all use of Confidential Information previously furnished by MPOS and then in Distributor's possession. Distributor shall additionally turn over to MPOS Distributor's current customer mailing list and take such action as is necessary to terminate Distributor's registration as MPOS's sales representative with any governmental authority.

            14.4.3 Amounts Owed. If MPOS shall terminate all distribution rights of Distributor, then all indebtedness of Distributor to MPOS shall become due and payable within thirty (30) days.

            14.4.4 Cessation of Use of MPOS Marks. If MPOS shall terminate all distribution rights of Distributor, then Distributor shall remove from its property and immediately discontinue all use, directly or indirectly, of the MPOS Marks, or of any word, title, expression, trademark, design, or marking that, in the opinion of MPOS, is confusingly similar thereto. Distributor shall further certify in writing to MPOS that Distributor has completely terminated its use of any and all such MPOS Marks, trademarks, designs, or markings, or any other word, title, or expression similar thereto that appeared in or on any devices or other materials used in conjunction with Distributor's business.

            14.4.5 No Obligation to Repurchase. If MPOS shall terminate all distribution rights of Distributor, then MPOS shall have no obligation to repurchase or to credit Distributor for its inventory of Products at the time of termination of this Agreement. MPOS may, at its sole option, repurchase from Distributor, at the prices paid by Distributor, any or all inventory of Products originally purchased by Distributor from MPOS and remaining unsold by Distributor.

     14.5 No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of MPOS or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

     14.6 Survival. Except for termination of all Distribution rights by MPOS pursuant to Section 14.2.1 above, Distributor may sell Products existing in its inventory as of the effective date of termination of this Agreement for a period of one hundred twenty (120) days after the effective date of such termination ("Wind-Down Period"). During the Wind-Down Period, the provisions of Article 15 and Sections 2.2,
           4.8 and 4.9 shall survive. In addition to the foregoing provisions, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 11, 13 and 16, and Sections 2.4, 2.6, 2.7, 3.2, 4.10, 6.2, 8.2, 14.4, 14.6, 15.1 and 15.4.

15.  COMPLIANCE WITH LAWS

     15.1 Export Control. Any and all obligations of MPOS to provide the Products, as well as any technical data, shall be subject in all respects to such laws and regulations in the Territory as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the Territory. Distributor represents and warrants that it will not export or re-export the Products or technical data related thereto except in conformity with such laws and regulations.

           15.1.1 Required Authorization. Distributor agrees that, unless prior written authorization is obtained from the appropriate regulating entity, or the appropriate regulating entity explicitly permits the export, re-export, and/or transshipment of the Products or technical data disclosed or provided to Distributor, as applicable, without such written authorization, Distributor shall not export, re-export, or transship, directly or indirectly, the Products or technical data, to country groups that are prohibited under export regulations in the Territory.

     15.2 Import Licenses; Exchange Controls; Other Governmental Approvals. Distributor represents and warrants that it shall, at its expense, obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by MPOS and the purchase by Distributor of the Products, comply with all registration requirements in the Territory, obtain such approvals from the banking and other governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to MPOS in U.S. dollars, and comply with any and all governmental laws, regulations, and orders that may be applicable to Distributor by reason of its execution of this Agreement, including but not limited to any requirement to be registered as MPOS' independent distributor with any governmental authority, and including but not limited to any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory. Distributor shall furnish MPOS with such documentation as MPOS may request to confirm Distributor's compliance with this
           Section 15.2 and agrees that it shall not engage in any course of conduct that, in MPOS' reasonable belief, would cause MPOS to be in violation of the laws of any jurisdiction.

     15.3 Local Law. Distributor shall notify MPOS of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter. Failure to do so shall constitute a breach of this Agreement for which MPOS may terminate this Agreement effective immediately upon notice to Distributor pursuant to Section 14.2 above.

     15.4 Liability of MPOS. The provisions of this Agreement under which the liability of MPOS is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the laws applicable in the countries in which Products are sold hereunder.

16.  MISCELLANEOUS PROVISIONS


     16.1 Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong.

     16.2 Jurisdiction; Venue. The parties consent to the personal jurisdiction of, and venue in, the courts of Hong Kong.

     16.3 Assignment. Distributor may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of MPOS. MPOS may transfer or assign its rights or obligations under this Agreement with written consent of Distributor. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assignees.

     16.4 No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

     16.5 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to become valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

     16.6 Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

     16.7 Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

     16.8 Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     16.9 Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 16.9, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

     16.10 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

     16.11 Injunctive Relief. Distributor agrees that any violation or threatened violation of sections 2.7, 3.2, 3.4, 11.1, 11.2 or 14.4.3 will cause irreparable injury to MPOS, entitling MPOS to obtain injunctive relief in addition to all legal remedies.

     16.12 Should any communications be regarding this contract be required between MPOS and Distributor contacts should be sent to each party at the coordinates provided in this section.

           16.12.1 MPOS may be contacted by Maximum Dynamics using the information below:

                  M.POS Limited
                  706, Central Plaza,
                  18 Harbour Rd, Hong Kong

                  Telephone: (852) 21 16 6116
                  Facsimile: (852) 2388 8661
                  Email: allen@mpos.net

           16.12.2 Maximum Dynamics, Inc. may be contacted by MPOS using the information below:

                  Maximum Dynamics, Inc.
                  ATT: Eric Majors
                  2 North Cascade Ave.
                  Suite 1100
                  Colorado Springs, Colorado 80903, U.S.A.

                  Phone & Voice Message in South Africa: 27-72-599-5413 Facsimile & Voice Message (U.S.A.): 435-203-0928
                  Email: ermajors@maximumdynamics.com

       In Witness Whereof, the parties hereto have duly executed this Agreement effective as of the ____ day of October, 2003.



M.POS:
M.POS Limited


By:                                      Witnessed:
   -------------------------------                 -----------------------------

Name:     Allen Cheng                    Name:



Title:    Managing Director





DISTRIBUTOR:


Maximum Dynamics, Inc.

By:                                       Witnessed:
   -------------------------------                  ----------------------------

Name:     Eric Majors                      Name:

Title:    Chief Executive Officer

                                    EXHIBIT A
                                 PRODUCT LISTING

All of MPOS's general product line, including but not limited to:

M.POS2002 is the first in a series of mobile EFTPOS devices, designed to offer all the advantages of modern wireless communications, combined with a highly secure, feature rich, Electronic Funds Transfer at Point of Sale (EFTPOS) terminal to merchants.


M.RECHARGE is a highly secure management system for the distribution and sale of direct (voucherless) top-up, prepaid vouchers and tickets from multiple service providers. It is able to deliver these products over the wireless network via M.POS2002 terminals, from which top up orders can be placed, or vouchers sold and dispensed to customers.


M.PPS is a self-contained, solar powered telecommunications services outlet operated by a single proprietor. It can be deployed in any location and customers may purchase airtime from the proprietor via his M.POS2002 terminal, or can make telephone calls from the bank of six to eighteen public payphones attached to the M.PPS booth. All communications are performed via the wirless network (GSM or CDMA options), and a high-gain antenna ensures that premium voice quality is delivered up to 30Km from the nearest base station.


M.Gate is the wireless transaction switching gateway used to connect M.POS EFTPOS terminals to banking acquirers.

M.Loyalty is a multi-merchant, multi-campaign loyalty system, integrated with M.POS terminals.

M.Lottery is a system which uses M.Recharge to provide pre-paid value to customers via M.POS EFTPOS terminals, and then allows them to select and register lottery ticket purchases from their mobile phones.

                                    EXHIBIT B
                  MPOS TRADEMARKS, TRADENAMES AND SERVICEMARKS



M.POS
M.Blue Framework
M.Gate
M.Recharge
M.PPS
M.Loyalty
M.Lottery

                                    EXHIBIT C
                                 HOUSE ACCOUNTS


MPOS shall provide Distributor with written notification of all such customers in the future that it considers House Accounts.

When appropriate, and only under confidentiality agreements satisfactory to MPOS, MPOS shall provide advance notification to Distributor of any pending OEM relationships.

Current, nominated house accounts are:

American Express International (central purchasing office, Australia) Standard Chartered Bank (central purchasing office, Singapore)
HSBC (central purchasing office, Hong Kong)
JCB (Central Purchasing Office Japan)

                                    EXHIBIT D
                               DISTRIBUTION PRICES


D.1   For so long as Distributor meets the Minimum Requirements set forth in
      Section 4.4, the cost for each and every product other than M.POS2002 Terminals shall be negotiated on an order by order basis. Unless otherwise agreed the cost for each MPOS2002 device before shipping and taxes shall be $700.00 U.S.D. (seven hundred U.S.D.) FOB Hong Kong

D.2 If Distributor fails to meet the Minimum Requirements set forth in Section 4.4, then MPOS shall be entitled to cancel any an all distribution rights given in this agreement in accordance with the guidelines, Section 14.

                                    EXHIBIT E
                     MINIMUM PRODUCT UNIT ORDER REQUIREMENTS



E.1 Year 1. The aggregate amount of Product Units Sold by the Distributor under this Agreement during Year I must equal or exceed twenty thousand (20,000) Product Units.

E.2 Year 2. The aggregate amount of Product Units Sold by the Distributor under this Agreement during Year 2 must equal or forty thousand (40,000) Product Units.

E.3 Year 3. The aggregate amount of Product Units Sold by the Distributor under this Agreement during Year 3 must equal or exceed sixty thousand (60,000) Product Units.

E.4 The distributor shall obtain an irrevocable transferable L/C at sight from a prime bank, acceptable by, and in favor of, MPOS Limited for a minimum of 5,000 units of the Products within 90 days of the signing of this agreement, otherwise it serves as a material breach of this agreement subject to Section 14.2.8

E.5 Renewal Terms. The aggregate amount of Product Units Sold by the Distributor under this Agreement during each Renewal Term must equal or exceed fifty thousand (50,000) Product Units.

E.6 MPOS, at its sole discretion, may waive the Minimum Requirements of the Distributor in a given year, in which case Distributor will not be required to meet any Minimum Requirements unless an alternate amount of Product Units to be sold is specified by MPOS as the new Minimum Requirement. Any year in which the Distributor does not meet the Minimum Requirements and MPOS waives the Minimum Requirements shall not require MPOS to waive the Minimum Requirements in any of the subsequent years.

E.7 If in any year the Distributor is not going to meet the Minimum Requirements, then sixty (60) days before the end of that year the Distributor shall notify the MPOS if the Minimum Requirements ARE NOT going to be met. This agreement will remain in full effect until such time as MPOS notifies Distributor that either (i) the Minimum Requirements will be waived, (ii) this contract will be terminated pursuant to the termination provisions in Article 14, (iii) or some other alternative agreement has been reached between MPOS and Distributor.